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                              SETTLEMENT AGREEMENT


         SETTLEMENT AGREEMENT, dated as of October 13, 1998 (the "Agree ment"), by and among American Bankers Insurance Group, Inc., a Florida corporation ("ABIG"), Cendant Corporation, a Delaware corporation ("Cendant"), and Season Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cendant ("Season").

         WHEREAS, ABIG, Cendant and Season have entered into the Agreement and Plan of Merger, dated as of March 23, 1998 (the "Merger Agreement"), pursuant to which, among other things, Season has offered to purchase (the "Tender Offer") 23,501,260 shares of Common Stock, par value $1.00 per share, of ABIG ("ABIG Common Share") at a price of $67.00 per ABIG Common Share, and following consummation of the Tender Offer, ABIG will be merged (the "Merger") into Season and each ABIG Common Share issued and outstanding immediately prior to the effective time of the Merger (other than ABIG Common Shares held by Cendant or Season) will be converted into, and become exchangeable for, that number of shares of Common Stock, par value $.01 per share, of Cendant with a value of $67.00;

         WHEREAS, requests have been made by certain regulators whose approval is required prior to consummation of the Tender Offer and the Merger for commitments from Cendant regarding ABIG that exceed statutory requirements and any commitment made by Cendant in the Merger Agreement, which requests have created uncertainty with respect to Cendant's possible acquisition of ABIG; and

         WHEREAS, ABIG and Cendant believe it is in their respective best interests, and in the best interests of their respective stockholders, that the uncertainty with respect to Cendant's possible acquisition of ABIG be resolved as promptly as possible.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Each of the parties hereto expressly agrees that (i) the Merger Agreement shall be terminated pursuant to Section 8.1 thereof immediately upon the execution and delivery of this Agreement and the receipt by ABIG of the Termination Fee

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(as hereinafter defined) and (ii) as a result of such termination, the Merger
Agreement shall be null and void and of no further effect, and no obligations or provisions thereunder shall survive such termination. In addition, each of the parties hereto agrees that, notwithstand ing Section 8.5(a) of the Merger Agreement, none of the parties thereto shall have any liabilities or damages to the other parties thereto for any breach or alleged breach of the Merger Agreement, including any willful breach. As promptly as practicable after the execution hereof, as a result of the termination of the Merger Agreement Cendant and Season agree to either terminate the Tender Offer or permit the Tender Offer to expire by its terms without any ABIG Common Shares being purchased pursuant thereto.

         2. Simultaneously with the execution of this Agreement, Cendant shall pay to ABIG $400 million (the "Termination Fee") by wire transfer of same day funds to an account designated by ABIG.

         3. Cendant agrees that upon execution of this Agreement, it will take all necessary steps to withdraw any Form A applications that it has pending with insurance regulatory authorities in order to obtain approval to acquire control of ABIG and to withdraw from any proceedings or hearings in connection therewith. Cendant further agrees that neither it nor any of its officers, directors, employees, affiliates, agents or other representatives or advisors, including, without limitation, legal, investment banking and accounting advisors (all such persons, collectively, "Representatives") shall take, directly or indirectly, any actions or make any statements intended to frustrate or delay any merger or other business combination between ABIG and any other party or to object to the accept ability of any other party as a controlling person of ABIG.

         4. Each of the parties hereto absolutely, fully and forever releases the other parties and their respective affiliates, their respective Representatives and stockhold ers, and their respective successors and assigns (the "Released Parties") from any and all claims relating to the proposed acquisition of ABIG by Cendant that any party hereto ever had, now has or hereafter can, shall or may have against the Released Parties, from the beginning of the world to the day of the date of this release, including, without limitation, any claims asserted or that could have been asserted in connection with the Merger Agreement, any Company Report or Parent Report (as such terms are defined in the Merger Agreement) or any accounting issues at former CUC International Inc. businesses; provided, however, that this Section 4 shall not include a release or discharge from any claim to enforce the provisions of this Agreement.

         5. Cendant hereby agrees to continue to be bound by the confidentiality undertakings and agreements of the Confidentiality Agreement (as such term is defined in

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the Merger Agreement) in accordance with the terms thereof. ABIG hereby agrees to be bound by the confidentiality undertakings and agreements of the Confidentiality Agreement with respect to information furnished to ABIG by Cendant and, for this purpose, references in the Confidentiality Agreement to the "Company" shall also be deemed to be references to Cendant and references in the Confidentiality Agreement to "Evaluation Material" shall also be deemed to be references to any information concerning Cendant (whether prepared by Cendant, its advisors or otherwise) which has been furnished to ABIG by or on behalf of Cendant in connection with the Merger.

         6. Each of the parties hereto agrees that it shall not (i) make or publish any statement which is, or may reasonably be considered to be, disparaging of the other parties or their respective subsidiaries, affiliates, directors, employees, products or services or (ii) take any action or encourage the taking of any action by others which is, or may reasonably be considered to be, adverse to the interests of the other parties in respect of the subject matter of this Agreement.

         7. Each of the parties hereby represents and warrants to the others that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and has the requisite corporate power and authority to enter into and perform this Agreement; (ii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly executed and delivered by its duly authorized officer and constitutes a valid and binding obligation of it; and (iii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any governmental or regulatory authority, agency, commission, body, court or other governmental entity or any other person and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of such party's charter or by-laws, or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, ordi nance, judgment, decree or restriction by which it or any of its subsidiaries or any of their respective properties or assets is bound.

         8. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agree ments and understandings, oral or written, with respect to such transactions. This Agree ment may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by each of the parties hereto. This Agreement, and all of the parties' respective rights and obligations hereunder, shall survive indefinitely and shall not

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be affected, altered, abridged or terminated by virtue of the termination of the Merger Agreement.

         9. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document, provided that this Agreement shall not become effective until executed by all of the parties hereto.

         10. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

         EACH PARTY HERETO AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREE MENT, IT SHALL SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF DELAWARE AND AGREES TO VENUE IN SUCH COURT. EACH PARTY HEREBY APPOINTS THE SECRETARY OF SUCH PARTY AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

         11. Each party hereto will consult with the other parties hereto before issuing any press release with respect to the transactions contemplated by this Agreement; and no party shall issue any such press release prior to such consultation except as may be required by law or the applicable rules and regulations of the New York Stock Exchange.

         12. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remain der of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         13. The parties hereto agree that any breach of the provisions of this Agreement would irreparably injure the other parties hereto and that money damages would be an inadequate remedy therefor. Accordingly, each party hereto shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consent to the entry thereof, in addition to any other remedy to which that party is entitled at law or in equity.

         14. This Agreement is for settlement purposes only and will not be used by the parties hereto in any litigation as an admission of any liability or wrongdoing on the part of any party hereto or its Representatives, other than litigation arising out of this Agreement.


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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                    AMERICAN BANKERS INSURANCE GROUP, INC.



                                    By: /s/ Gerald N. Gaston
                                       ---------------------------------------
                                        Name:  Gerald N. Gaston
                                        Title: President and Chief Executive
                                               Officer


                                    CENDANT CORPORATION


                                    By: /s/ James E. Buckman
                                       ---------------------------------------
                                        Name:  James E. Buckman
                                        Title: Senior Executive Vice President


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


                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                    SEASON ACQUISITION CORP.



                                    By: /s/ James E. Buckman
                                       ---------------------------------------
                                        Name:  James E. Buckman
                                        Title: Senior Executive Vice President




                                       6